66 HUDSON BOULEVARD, NEW YORK, NY 10001
LEASE SUMMARY
Please note that this lease summary does not describe all of the provisions of the Lease. Reference should be made to the relevant provisions of the underlying documents for further guidance. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Lease. This summary has been prepared for AllianceBernstein L.P., and only AllianceBernstein L.P. may rely on its contents. No other party receiving this summary shall have any right to rely on the information set forth herein.

1.Documents:
Lease dated as of April 10, 2019.
Tenant’s Pre-CD Contraction Notice dated as of December 3, 2020.
First Amendment to Lease dated as of March 2, 2023.
Commencement Date Letter dated as of January 17, 2024.
2.Tenant:
AllianceBernstein L.P.
3.Landlord:
509 W 34, L.L.C.
4.Building:
66 Hudson Boulevard, New York, NY 10001
5.Premises:
“Office Premises” on floors 25 through 27 and a portion of floor 28, totaling 166,015 RSF (the “Initial Office Premises”).
One “Storage Space” in the basement of the Building totaling 510 USF (but deemed to contain 500 USF for determining Fixed Rent and Recurring Additional Rent).
The Building’s USF is measured using the Real Estate Board of New York Recommended Method of Floor Measurement for Office Buildings, effective January 1, 1987 and as subsequently amended in 2003. The Building’s RSF is then determined by using a loss factor from rentable to usable for a full office floor of 27%.
6.Expansion Space:
(a) Fixed Expansion Option: Provided no Material Default exists, Tenant occupies not less than 70% of the Premises and Tenant did not exercise the 10 Year Contraction Option within the prior 18 months, Tenant has the option (the “Expansion Option”) to lease, at Fair Market Value and co-terminus with Tenant’s then existing Premises, the balance of the 28th floor (i.e., the Pre-CD

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Contraction Space) (the “Expansion Space”) as the Expansion Space becomes available between the seventh anniversary and the 10th anniversary of the Rent Commencement Date.
(b) Right of First Offer: Subject to certain third-party tenant rights, and provided no Material Default exists and Tenant occupies not less than 70% of the Premises, Tenant has the option (the “ROFO”) to lease, at Fair Market Value and co-terminous with Tenant’s then existing Premises, up to two full floors in the Tenant Elevator Bank which becomes Available from time to time (as applicable, the “Offered Space”), but if less than 48 months remain in the Term, Tenant must exercise Tenant’s next available Renewal Option (if any). Notwithstanding the foregoing, Tenant will not have the right to exercise the ROFO (i) within the 18-month period after Tenant exercises the 10 Year Contraction Option and/or the 15 Year Contraction Option, or (ii) if, as a result of exercising the 15 Year Contraction Option, the Premises is less than two full floors.
If Tenant does not exercise the ROFO with respect to any Offered Space, Landlord may lease such Offered Space for a period of one year (subject to extension for up to 120 days if Landlord is actively negotiating a lease) without re-offering the same to Tenant.
7.Lease Term:
The Term is approximately 20 years, commencing on the Commencement Date and expiring on the last day of the month in which the 20th anniversary of the Rent Commencement Date occurs (unless the Rent Commencement Date is the 1st of the month, in which case, the Term expires on the day immediately preceding the 20th anniversary of the Rent Commencement Date) (the “Expiration Date”).
The “Commencement Date” is January 1, 2024.
The “Rent Commencement Date” is January 1, 2025.
8.Termination Option(s):
Provided Tenant has not exercised the Expansion Option or ROFO within the prior 18-months, Tenant has the right to terminate the Lease (a) with respect to the highest full floor of the Premises, plus (at Tenant’s election) the entirety of any partial floor contiguous thereto, effective as of the day immediately preceding the 10th anniversary of the Rent Commencement Date (the “10 Year Contraction Option”); and (b) with respect to (i) the entire Premises, or (ii) the highest full floor of the Premises, plus (at Tenant's election) any full floor and/or any partial floor so long as contiguous to the highest floor of the Premises effective as of the 15th anniversary of the Rent Commencement Date (the “15 Year Contraction Option”), in either case, by Tenant’s Contraction Option Notice given no later than 18 months (or 24 months for a termination of one to three floors, or 30 months for a termination of three or more floors) prior to the early termination date and payment of the Contraction Payment. The “Contraction Payment” is the unamortized cost of Landlord’s Premises Work and the unamortized amount of Landlord’s Contribution, free rent and brokerage commissions, in each case, applicable to the terminated space and amortized on a straight-line basis at a rate of 6%. The Contraction Payment is due within 30 days after Landlord provides Landlord’s calculation thereof within 30 days after Tenant’s Contraction Option Notice, subject to Tenant’s right to dispute Landlord’s calculation.
9.Option(s) to Renew:

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Provided no Material Default exists and Tenant occupies not less than 70% of the Premises, Tenant has two options to renew the Term for all or a portion of the Premises (but not less than any Offered Space leased by Tenant, plus (at Tenant’s election) (a) one or more contiguous full floors from the bottom-up, and/or (b) any orphan floor(s), and/or (c) the entirety of any partial floor contiguous to a full floor being renewed) by five or 10 years each at Fair Market Value by providing no less than 22 months’ prior notice to Landlord.
10.Fixed Rent:

Lease Years 1–5
Floor	RSF	PSF	Annual Fixed Rent	Monthly Fixed Rent
25th Floor	47,808	$105	$5,019,840.00	$418,320.00
26th Floor	46,734	$105	$4,907,070.00	$408,922.50
27th Floor	47,447	$105	$4,981,935.00	$415,161.25
28th Floor	47,237	$105	$2,522,730.00	$210,227.50
Lease Years 6–10
Floor	RSF	PSF	Annual Fixed Rent	Monthly Fixed Rent
25th Floor	47,808	$114	$5,450,112.00	$454,176.00
26th Floor	46,734	$114	$5,327,676.00	$443,973.00
27th Floor	47,447	$114	$5,408,958.00	$450,746.50
28th Floor	47,237	$114	$2,738,964.00	$228,247.00
Lease Years 11–15
Floor	RSF	PSF	Annual Fixed Rent	Monthly Fixed Rent
25th Floor	47,808	$123	$5,880,384.00	$490,032.00
26th Floor	46,734	$123	$5,748,282.00	$479,023.50
27th Floor	47,447	$123	$5,835,981.00	$486,331.75
28th Floor	47,237	$123	$2,955,198.00	$246,266.50
Lease Years 16–20
Floor	RSF	PSF	Annual Fixed Rent	Monthly Fixed Rent
25th Floor	47,808	$132	$6,310,656.00	$525,888.00
26th Floor	46,734	$132	$6,168,888.00	$514,074.00
27th Floor	47,447	$132	$6,263,004.00	$521,917.00
28th Floor	47,237	$132	$3,171,432.00	$264,286.00

The Fixed Rent for the Storage Space is 35% of the PSF amounts listed above, multiplied by the USF of the Storage Space.
The first “Lease Year” commences on the Rent Commencement Date and ends on the last day of the calendar month in which the first anniversary of the Rent Commencement Date occurs (unless the Rent Commencement Date is the 1st of the month, in which case, the first Lease Year expires on the day immediately preceding the first anniversary of the Rent Commencement Date). Each succeeding “Lease Year” is the 12-month period commencing on the day following the end of the preceding Lease Year, except that the last “Lease Year” expires on the Expiration Date.

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11.Landlord’s Contribution:
Tenant is entitled to a “Landlord’s Contribution” of $95.91 per RSF of the Initial Office Premises toward the costs of the Initial Installations (but not more than 20% may be applied to soft costs). If the costs of the Initial Installations exceed Landlord’s Contribution, Tenant is solely responsible for such excess. As of the first anniversary of the Rent Commencement Date, any unused portion of Landlord’s Contribution will be applied as a credit against future rent. Tenant has certain offset rights for Landlord’s failure to timely disburse Landlord’s Contribution.
12.Holdover:
If Tenant remains in possession of the Premises after the expiration or termination of the Lease, Tenant must pay (on a per diem basis for each day of such holdover) (a) for the first 30 days, the Fixed Rent and Recurring Additional Rent for the last full calendar month of the Term; (b) for the next 60 days, the greater of (i) 125% of the Fixed Rent, plus 100% of the Recurring Additional Rent, for the last full calendar month of the Term; and (ii) 125% of the fair market rental value of the Premises reasonably determined by Landlord; and (c) thereafter, the greater of (i) 150% of the Fixed Rent, plus 100% of the Recurring Additional Rent, for the last full calendar month of the Term; and (ii) 150% of the fair market rental value of the Premises reasonably determined by Landlord.
13.Restoration at End of Term:
At the end of the Term, Tenant must leave the Premises vacant, broom-clean and in good order and condition, with reasonable wear and tear and damage from casualty or condemnation excepted, and Tenant must remove all of Tenant’s Property. Notwithstanding the foregoing, if Tenant exercises the 15 Year Termination Option and/or the 10 Year Termination Option, Tenant must remove (or elect for Landlord to remove at Tenant’s cost) any Specialty Alterations identified by Landlord during Landlord’s review of Tenant’s plans therefor and any deemed Designated Specialty Alterations.
14.Operating Expenses, PILOT, Impositions and Taxes:
(a) PILOT, Impositions and Taxes: The Building is intended to be initially subject to PILOT payments pursuant to the Uniform Tax Exemption Program (UTEP) administered by the New York City Industrial Development Agency (NYCIDA). Commencing with the 2026/2027 Tax Year and ending on the PILOT Cessation Date, Tenant pays Tenant’s Proportionate Share of the amount by which (i) the PILOT Amount for any Tax Year exceeds the PILOT Amount for the 2025/2026 Tax Year (the “Base Tax Year”), and (ii) Impositions for any Tax Year exceeds Impositions for the Base Tax Year. Commencing on the PILOT Cessation Date, Tenant pays Tenant’s Proportionate Share of the amount by which Taxes for any calendar year exceed the PILOT Amount for the Base Tax Year. Commencing with the Base Tax Year until the PILOT Cessation Date, Tenant pays an Additional Tax Payment (per RSF of the Premises) equal to the lesser of (x) $1.75, and (y) the positive difference (per RSF of the Building) of the PILOT Amount for the Base Tax Year and the PILOT Amount for the 2024/2025 Tax Year. Commencing on the PILOT Cessation Date, Tenant pays an Additional Tax Payment equal to $1.75 per RSF of the Premises. “Tenant’s Proportionate Share” for PILOT, Impositions and Taxes with respect to the Premises is 5.8815%, and is subject to adjustment based on any future additions or contractions to the Premises.

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(b) Operating Expenses: Commencing with calendar year 2025, Tenant pays Tenant’s Proportionate Share of the amount by which Operating Expenses for any calendar year exceed Operating Expenses for the 2024 calendar year (the “Base Expense Year”). “Tenant’s Proportionate Share” with respect to the Office Premises is 5.9228%, and is subject to adjustment based on any future additions or contractions to the Office Premises.
(c) Capital Expenditures: Operating Expenses cannot include any capital expenditures except capital expenditures required pursuant to any Requirements which are first in effect after the Effective Date or which reduce Operating Expenses. The costs of such capital expenditures will be amortized over the useful life or recovery period thereof with interest at the Base Rate.
(d) Adjustments: Operating Expenses will be “grossed-up” to reflect 100% of the Building being occupied during the applicable calendar year. If Landlord does not incur the cost of furnishing any particular item of work or service or materially increases or decreases the level or frequency of service (e.g., maintenance or repair of a Building System which is subject to a warranty or service contract that provides maintenance without charge for a period of time or Common Areas (e.g., Lobby) are not in service for an entire calendar year), then the amount of Operating Expenses for such calendar year will include the costs that Landlord would have reasonably incurred if Landlord had furnished such item of work or service or increased the level or frequency of such service. If, after the Base Expense Year, Landlord adds one or more new categories of Operating Expenses or materially increases (or decreases) the level or frequency of a service from the level or frequency provided during the Base Expense Year, then, for so long as expenses relating to such new categories or material increase (or decrease) in level or frequency of service are included in Operating Expenses, the amount of Operating Expenses for the Base Expense Year will be increased (or decreased) by the amount included in Operating Expenses for such new category or material increase (or decrease) in level or frequency of service in such calendar year (with no retroactive payment resulting from such adjustment).
(d) Audit Rights: Tenant has 180 days to object to an Operating Expense Statement and request the right to audit Landlord’s books and records with respect thereto. If the results of such audit yield an overstatement by 3% or more, then Landlord must reimburse Tenant for Tenant’s costs, fees and expenses in connection with Tenant’s audit.
15.Security Deposit:
None.
16.Use:
Tenant has the right to use the Office Premises for executive, administrative and general offices and such ancillary uses as are reasonably required in connection therewith, including, mailroom(s); cafeteria(s); word processing center(s); reproduction and copying facility(ies) for the business requirements of any Permitted User and/or clients of any Permitted User; training room(s) for employees of Permitted Users; dining facility(ies); a fitness center; a Kitchen Facility; board room(s); quiet rooms, auditorium; conference center(s); special event center(s); messenger facility(ies); shipping/mail room(s); trading floor(s); computer, data processing and communications facility(ies); pantry(ies); warming kitchen(s); private or supplemental bathroom(s) with or without shower facilities; storage room(s); bike room(s); and collaborative or social spaces for employees of Permitted Users. The Storage Space may only be used as a mailroom and/or for storage purposes.

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17.Assignment and Subletting:
Tenant is permitted to assign the Lease and sublease all or any portion of the Premises with Landlord’s prior written consent, which consent may not be unreasonably withheld, conditioned or delayed.
(a) Exempt Transfers: Landlord’s consent is not be required with respect to (i) an assignment to any entity (A) created by merger, reorganization or recapitalization of or with Tenant or any parent of Tenant; (B) that acquires all or substantially all of the ownership interest in or assets of Tenant; or (C) that acquires all or substantially all of the core business operations of Tenant in the Premises; provided the surviving Tenant entity under this clause (i) (together with any guarantor) satisfies the net worth test under the Lease; (ii) an assignment or sublease to an Affiliate of (A) the initially named Tenant, (B) a direct or indirect successor of the initially named Tenant pursuant to clause (i), or (C) an Affiliate of an entity described in clause (A) or clause (B) of this clause (ii) (an entity described in clauses (A), (B), or (C) of this clause (ii), an “AB Tenant”); or (iii) a sublease to a Person that was (within the six months prior to the commencement of such sublease) an Affiliate of Tenant or a group, business unit or division of Tenant (or an Affiliate of Tenant).
(b) Recapture: Landlord has the right to terminate the Lease if Tenant proposes to assign the Lease or sublease the Premises (other than in connection with an Exempt Transfer or use or occupancy by Permitted Occupants) for a term expiring during the last 12 months of the Term (but if the proposed sublease covers less than 85% of the Premises, the termination will be limited to the proposed sublet premises).
(c) Profits: Landlord is entitled to share equally in any net assignment or sublease profits (other than in connection with an Exempt Transfer or use or occupancy by Permitted Occupants). Such net profits are determined after deducting all transaction costs (including, without limitation, free rent, cash contributions or other work required to prepare the space for the incoming subtenant, commissions, legal fees, etc.) as well as the unamortized costs for Alterations (including Initial Installations) to the space in question (excluding costs funded by Landlord’s Contribution).
(d) Permitted Occupants: Service providers or Persons with whom Tenant has an on-going business relationship (collectively, “Permitted Occupants”) may use and occupy portions of the Premises not in excess of 10,000 RSF in the aggregate at any one time.
(e) Non-Disturbance Agreements: Landlord will provide non-disturbance agreements to any subtenant subleasing a full floor or more for a term of not less than five years (or the then remaining Term, if not less than two years).
18.Competitors:
Provided no Material Default exists and an AB Tenant is leasing, occupying and operating a Competing Business in at least two full floors served by the Tenant Elevator Bank (or at least 90,000 RSF over no more than four full floors), (a) Landlord may not (and may not permit any other tenant or occupant of who first leases, subleases or licenses space from Landlord in the Building after the Effective Date (a “Post-ED Occupant”) to) (i) lease, sublease, license or grant any right of use or occupancy to Competitor of Tenant for above-grade space served by the Tenant Elevator Bank, or (ii) directly grant any right to place signage in the Tenant Elevator

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Vestibule; and (b) Landlord may not grant or permit (i) signage for a Competitor of Tenant immediately adjacent to AB Tenant signage in any lobby of the Building which was installed first, or (ii) to any Post-ED Occupant, signage for a Competitor of Tenant leasing less than 400,000 RSF which is more prominent than Tenant’s signage in any Multi-Tenant Lobby or the exterior thereof.
19.Repairs and Maintenance:
Landlord must maintain in good order, condition and repair, and make necessary repairs and replacements to, Building Systems (other than the distribution located in or exclusively serving the Premises), Common Areas, and structural components, in each case, in conformance with the standards applicable to Comparable Buildings. Tenant must maintain in good order, condition and repair (except for reasonable wear and tear and damage from casualty or condemnation), and make necessary repairs and replacements to, the Premises; all fixtures, equipment, installations, appurtenances and systems exclusively serving the Premises or contained in the Premises (excluding Building Systems, but not the distribution thereof); and Alterations.
20.Services:
(a) Building Services: Landlord is to provide the Building standard services set forth in the Lease, including (without limitation):
(i)    electricity at a level sufficient to accommodate a demand load of 6 watts per USF of the Premises (exclusive of the HVAC System), subject to Tenant’s right to request additional electricity (subject to any additional work to be performed by Landlord to provide the same at Tenant’s cost). Tenant pays for electricity at Landlord’s cost to obtain the same based Tenant’s consumption as measured by submeters;
(ii)    passenger elevator service to the Premises 24/7 in accordance with the specifications attached to the Lease;
(iii)    freight elevator and loading dock service on a first-come, first-serve basis on Business Days between 8:00 AM and 5:00 PM (subject to adjustment, but not reduction), and freight elevator and loading dock service outside of such hours at Tenant’s cost on arrangement with Landlord (and with a four hour minimum if not contiguous to such stated hours);
(iv)    HVAC in accordance with the specifications attached to the Lease (A) from 8:00 AM to 6:00 PM Monday through Friday and 8:00 AM to 12:00 PM on Saturday, and (B) outside of the hours in clause (A) subject to an overtime charge;
(v)     cleaning in accordance with the specifications attached to the Lease;
(vi)    hot and cold water in core lavatories and for cleaning and pantry purposes (but Tenant is responsible for distributing any water throughout the Premises from the point of connection provided by Landlord). Tenant must pay the cost of bringing additional water to the Premises for any additional purposes (e.g., showers in private lavatories). Landlord may install a meter to measure Tenant’s consumption of the additional water

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and Tenant must pay the actual cost of the additional water consumed as shown on such meter;
(vii)    up to 264 tons (subject to adjustment based on any future additions or contractions to the Premises) of condenser water for the Premises in accordance with the specifications in the Lease at an annual charge on a reserved basis;
(viii)    24/7 access to the Premises;
(ix)    security measures comparable to the level of security generally provided by other owners of Comparable Buildings;
(x)    a “neutral” cellular hosting system installed by a DAS provider; and
(xi)    a Messenger Center.
(b) Gas Service: Landlord must install a Gas Riser in the Building. Tenant is responsible for Tenant’s equitable share (which, if such Gas Riser is exclusive for Tenant’s use, is 100% of such costs) of the costs to install the Gas Riser (which costs will be deducted from Landlord’s Contribution) and the costs to maintain, repair and replace the equipment required to provide gas to the Premises. Tenant must cause the Gas Provider to install (or, if not practicable, Landlord will install) (at Tenant’s cost) a meter to measure Tenant’s consumption of gas and Tenant must pay for the consumption of gas as measured by such meter either to the provider or to Landlord (as applicable).
(c) Cleaning: Tenant has the right to contract for (i) additional cleaning services for items outside of the Building standard specifications attached to the Lease with Landlord’s cleaning contractor or have employees of Tenant provide such items, or (ii) all cleaning services in lieu of Landlord providing the same. In the case of clause (ii), such costs will be excluded from Operating Expenses and Tenant will receive a credit against Fixed Rent for the cost per RSF charged by Landlord’s cleaning contractor.
(d) Security: Tenant has the right to install its own security system for the Premises and make the same compatible with the Building security system, and Landlord must reasonably cooperate with Tenant to make the systems compatible at Tenant’s cost. Provided no Material Default exists and Tenant is leasing and occupying at least two full floors (or 90,000 RSF over no more than four floors), Tenant has the right to have an attendant at the Multi-Tenant Security Desk.
(e) Exhaust: Landlord must use reasonable efforts to provide a location for Tenant’s kitchen exhaust system and install any required and approved louver(s) for the kitchen exhaust and make up air fan unit(s) in the locations set forth in the Lease at Tenant’s cost.
(f) Telecom: Landlord must provide two Building points of entry (not less than 50 feet apart) and must not unreasonably withhold, condition or delay Tenant’s request for Landlord to grant access to a telecommunications service provider selected by Tenant.
(g) Storage Space Services: The only services Landlord is required to provide to the Storage Space are (i) a point of connection to conditioned base building air, (ii) general exhaust to the exterior, (iii) receptacles on the walls at a capacity sufficient for an x-ray machine and shredding machine, and (iv) incidental power and a gem box with conductor for lighting loads at 3 watts per USF.

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(f) Generator: Landlord must install, maintain, repair and replace the “Generators” described in the Lease and furnish up to 1,750 kW of electricity from the Generators for Tenant’s electrical systems and equipment in the Premises (subject to (a) reduction to Tenant’s actual connected load as of the first anniversary of the date Tenant commences business in the Premises or in connection with any future contractions to the Premises, and (b) increase by up to 5% if elected by Tenant within two years after the Commencement Date or as demonstrated in a load letter in connection with any future additions to the Premises). Tenant pays Tenant’s pro rata share of Landlord’s costs in connection with fueling, testing and maintenance. If Tenant’s allocated electricity from the Generators is in excess of 1,837.5 kW, Tenant also pays an annual charge per excess kW per annum.
21.Service Outage:
If all or any portion of the Premises in excess of 1,000 RSF is rendered Untenantable (the “Affected Portion”) and Tenant does not occupy the Affected Portion for a period in excess of five consecutive Business Days (plus an additional four Business Days if due to Unavoidable Delay) after notice from Tenant due to an interruption of services, Landlord’s performance of any work, or Landlord’s failure to perform repairs (and not the negligence or willful misconduct of any Tenant Party), Rent will be abated as to the Affected Portion commencing on the later of (a) the sixth consecutive Business Day (plus an additional four Business Days if due to Unavoidable Delay), and (b) the date Tenant notifies Landlord, until the earlier of (i) the date Tenant reoccupies the Affected Portion for the conduct of business, and (ii) the date the Affected Portion is usable for its prior use.
22.Signage:
(a) Tenant’s Lobby Signage: Provided no Material Default exists and Tenant is leasing and occupying at least two full floors (or 90,000 RSF over no more than four floors), Tenant has the right to install one Identifying Sign (i) in the Multi-Tenant Lobby on the wall behind the Multi-Tenant Security Desk, and (ii) in the Tenant Elevator Vestibule, in each case, subject to Landlord’s approval (not to be unreasonably withheld, conditioned or delayed).
(b) On-floor Signage: Tenant has the right to install Identifying Signage in (i) the elevator lobby vestibule of any full floor, and (ii) in the elevator lobby and at the entry door of the Premises on any multi-tenant floor, which signage under this clause (ii) must comply with the Building signage program for multi-tenant floors and is subject to Landlord’s approval (not to be unreasonably withheld, conditioned or delayed).
(c) Directory: Tenant is entitled to its proportionate share of listings in any Building directory.
23.Alterations:
Tenant may make Decorative Alterations and Non-Material Alterations upon notice to Landlord and without Landlord’s consent (but no notice is required for Decorative Alterations estimated to cost $200,000 or less). Landlord’s consent is required for all other Alterations. “Non-Material Alterations” (a) do not adversely affect the structural integrity of the Building, (b) do not adversely affect the usage or proper functioning of any Building Systems, (c) affect only the Premises, (d) are not visible from outside of the Premises, (e) do not adversely affect the certificate of occupancy issued for the Building beyond a de minimis extent, and (f) do not violate any Requirement.

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24.Parking:
Tenant has a month-to-month license to use one reserved parking space in the Garage at no additional charge.
25.Roof Rights:
Tenant has the right to install telecommunications equipment on the roof in a location designated by Landlord (subject to availability) within the location shown in the Lease, at no additional charge.
26.Bicycle Storage:
Employees of Permitted Users are entitled to Tenant’s Proportionate Share of spaces in the bicycle storage room 24/7 at no additional charge.
27.Terraces:
Tenant has the exclusive right to use the “Terraces” adjoining, and accessible from, the Premises. Tenant must maintain the Terraces and keep the same in a clean and sanitary condition, but Landlord is responsible for any structural repairs. Landlord landscapes the Terraces based on designs selected by Tenant and the costs thereof are deducted from Landlord’s Contribution.
28.Subordination:
Landlord, Tenant, and JPMorgan Chase Bank, N.A., as a mortgagee, are parties to that certain Subordination, Non-Disturbance and Attornment Agreement dated as of January 9, 2025. The subordination of the Lease to any future mortgage, superior lease or condominium declaration is conditioned upon Tenant’s receipt of a subordination, non-disturbance and attornment agreement in the form required under the Lease.
29.Condemnation:
If there is a taking of all or substantially all of the Real Property, the Building or the Premises, then the Lease will terminate as of the date of such taking. If there is a taking of a portion of the Real Property, the Building or the Premises, the Lease will terminate as to any such portion of the Premises only. Additionally, (a) Landlord has the right to terminate the Lease if the Building cannot be restored within 12 months and Landlord terminates the leases of all other office tenants in the Building; and (b) Tenant has the right to terminate the Lease if there is a taking of more than 20% of the RSF of the Premises for at least nine consecutive months or Tenant no longer has reasonable means of access to the Premises by reason of a taking.
30.Casualty:
Within 90 days after Landlord has knowledge of a casualty, Landlord must deliver an estimate from a reputable contractor of the time reasonably required to repair damage in order to make the Premises (or portion thereof) no longer Untenantable (the “Restoration Estimate”), otherwise Tenant may have a reputable contractor prepare such Restoration Estimate. Landlord has the right to terminate the Lease if the Building is totally damaged or destroyed or at least 30% of the Building is damaged and destroyed, the Restoration Estimate exceeds 12 months and Landlord

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terminates the leases of all other office tenants in the Building. Tenant has the right to terminate the Lease if (a) more than 25% of the Premises is rendered Untenantable and the Restoration Estimate exceeds 12 months, (b) if the Restoration Estimate is less than 12 months and Landlord does not complete the repairs within 12 months, or (c) if the Restoration Estimate is more than 12 months and Landlord does not complete the repairs within the Restoration Estimate. Notwithstanding the foregoing, the reference above to “12 months” will be replaced with “180 days” for the last 18–24 months of the Term, “120 days” for the last 12–18 months of the Term, “90 days” for the last six–12 months of the Term, and “30 days” for the last six months of the Term. If the Lease is not terminated, (i) Landlord must repair Landlord’s Premises Work and the affected portions of the Building, (ii) Tenant must repair and replace Tenant’s Property and any Alterations Tenant desires to restore, and (iii) Tenant will receive an abatement of Rent in proportion that the Untenantable area of the Premises bears to the total area of the Premises from the date of the casualty until the earlier of (A) 180 days after the date Landlord’s repair obligations in clause (i) are substantially complete and Tenant has access to the Premises, and (B) the date Tenant reoccupies the Untenantable area for the normal conduct of business.

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